EXHIBIT 99(d)



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                           NON-DISTRIBUTION AGREEMENT

         THIS NON-DISTRIBUTION AGREEMENT (the "Agreement") is made and entered into as of July 28, 1999, by and between Delta Capital Technologies, Inc. ("Delta") and Rajesh Taneja ("Shareholder"), with respect to the following facts:

         Delta will issue to the Shareholder, 300,000 shares of Common Stock of Delta (the "Shares") in lieu of payment in the amount of US$3,000 to Taneja for Taneja's rights and ownership to the British Columbia sole proprietor company names Clear Choice Media, Name Approval # NR0735913, Registration # 2519155-99 and Clear Choice Technologies, Name Approval # NR0735912 Registration # 2519154-99 (the "Names") after which Delta will have the Names for its sole and exclusive use. In order to induce Delta to issue the Shares, the shareholder has entered into this agreement.

         NOW, THEREFORE, in consideration of the foregoing facts and the mutual covenants and agreements contained herein, the parties agree as follows:

         1. TRANSFER OF SHARES. Delta hereby consents to the issue of the Shares to the Shareholder.

         2. REPRESENTATIONS   AND    WARRANTIES  OF   SHAREHOLDER.   Shareholder
represents and warrants to Delta that:

             2.1 The Shares will be acquired by Shareholder for investment for an indefinite period, for Shareholder's own account, not as a nominee or agent, and not with a view to the sale or distribution of any part, and Shareholder has no present intention of selling, granting participation in, or otherwise distributing in, or otherwise distributing the same except as may be permitted by the Securities Act of 1933 as amended (the "Act").

             2.2 Shareholder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer, or grant participation to such person or to any third person, with respect to the Shares.

             2.3 Shareholder understands that the Shares have not been registered under the Act, in reliance upon the exemptions from the registration provisions of the Act contained in
                   Section 4(2) thereof, and any continued reliance on such exemption is predicated on the representations of the Shareholder set forth herein.

             2.4 Shareholder understands that the Shares must be held indefinitely unless the sale or other transfer hereof is subsequently registered under the Act, or an exemption from such registration is available. Shareholder further understands that Delta is under no obligation to register the Shares on his behalf or to assist him in complying with any exemption from registration.

             2.5 Shareholder will not transfer the Shares without registering them under applicable federal or state securities laws unless the transfer is exempt from registration. Shareholder acknowledges that Delta may not allow a transfer of the Shares unless the transferee meets certain conditions. Shareholder understands that legends will be placed on certificates representing the Shares, with respect to the above restriction on resale or other disposition of the Shares and that stop transfer instructions have or will be placed with respect to the Shares so as to restrict the assignment, resale or other disposition thereof.

             2.6 Delta will direct its transfer agent to place such a stop transfer order on its books respecting transfer of the Shares and the certificate or certificates representing the Shares will bear the following legend or a legend substantially similar thereto:

                   "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF: (1) AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT, OR (2) AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

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             2.7   Shareholder  understands  that Rule 144,  promulgated  by the
                   Securities and Exchange Commission under the Act, may not be currently available for sale of the Shares, and there is no assurance that it will be available at any particular time in the future. Such sales in reliance upon Rule 144 may only be
                   (i) in limited quantities after the securities have been held for one year after being issued by Delta or an affiliate of Delta, or (ii) in unlimited quantities by non-affiliates after the securities have been held for two years after being issued by Delta or an affiliate of Delta, in each case in accordance with the conditions of the Rule, all of which must be met (including the requirement, if applicable, that adequate information concerning Delta is then available to the public).

         3. TRANSFER OF NAMES. Shareholder represents that he has the right to transfer, no other party has any rights to them, and he is transferring all right, title and interest to the Names. Shareholder will execute such other documents required to give effect to this Agreement.

         4. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supercedes all prior and contemporaneous agreements and understandings relating to such subject matter.

         5. CHOICE OF LAW AND VENUE. This Agreement shall be governed by and construed under the laws of the State of Delaware in force from time to time. Any proceeding arising out of this agreement shall be brought in New Castle County, Delaware.

         6. ATTORNEY'S FEES. In any action to enforce this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs including, without limitation, attorney's fees.

         7. PARTIES BOUND. This Agreement is binding on and shall inure to the benefit of the parties and their respective successors, assigns, heirs, and legal representatives.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

         Delta:               DELTA CAPITAL TECHNOLOGIES, INC.

                              By:    /s/"Judith Miller"
                                     ---------------------------------
                                     Name: Judith Miller
                                     Title: Secretary

                              Address:
                              Suite 255, 999 - 8th St SW
                              Calgary, AB T2R 1J5

         Shareholder

                                     /s/ Rajesh Taneja
                                     ---------------------------------
                                     Name: Rajesh Taneja

                             Address:
                             #104 10668 - 138th St.
                             Surrey, BC V3T 4K5

                                     /s/ Judith Miller
                                     ---------------------------------
                                     Witness:


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January 10, 2000

VIA EDGAR FILING AND FACSIMILE

United States Securities and Exchange Commission
Washington, D.C. 20549

Attention: Mr. David Mittleman

Dear Sirs:

RE: DELTA CAPITAL TECHNOLOGIES, INC. (THE "COMPANY")
    FORM 10-SB - AMENDMENT NO. 7
    FILE NO. 0-27407

Enclosed please find a blacklined copy and a clean copy of the Company's 10SB. Please note that we have reviewed and updated information where necessary.

We look forward to your comments.


Yours truly,


GORDON J. FRETWELL
LAW CORPORATION

Per:

/s/ Gordon J. Fretwell
Gordon J. Fretwell
:tm

cc: Carlos Pachos